Exhibit 23.4

April 17, 2014

Alibaba Group Holding Limited

26th Floor, Tower One

Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Re:	Alibaba Group Holding Limited

Ladies and Gentlemen,

We understand that Alibaba Group Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of, summary of and reference to (i) any data or statements contained in the reports and materials and amendments thereto we provided to the Company and (ii) any other information, data and statements prepared by us, whether or not publicly available, as well as citation of the foregoing in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including but not limited to filings on Form F-1, Form 20-F and/or Form 6-K and/or other filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail roadshows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of International Data Corporation

/s/ Tina Li
Name:	Tina Li
Title:	AP REGIONAL ACCOUNT MANAGER